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                                                               Exhibit 99.B4(i)


                          Fortis Benefits Insurance Company
                                   P.O. Box 64272
                                 St. Paul, MN 55164


                    DISABILITY WAIVER OF SURRENDER CHARGE RIDER



This rider is part of the certificate or contract to which it is attached. There is no charge for this rider.


THE WAIVER BENEFIT
The surrender charge otherwise imposed under the terms of the certificate or contract for partial or full surrenders of Certificate Value or Contract Value will be waived if a Participant or Owner, or the Annuitant if the Participant or Owner is a nonnatural person, is totally disabled. However, the surrender charge will be waived only if it is associated with any premium payment being deemed to be withdrawn which was made prior to the commencement of the total disability.

In order to qualify for this waiver benefit, a Participant or Owner must provide written proof satisfactory to the Company, that the total disability:

(1)  began while the certificate or contract and this rider were in force; and
(2)  began before the totally disabled person attained age 64; and
(3)  was continuous for 12 months or more.

The Company may require proof of continuing total disability. Where surrender charges have been waived under this rider, no additional Purchase Payments under the certificate or contract will be accepted.

DEFINITION OF TOTAL DISABILITY
Total disability is a disability which:

(1) results from bodily injury sustained or disease which first appears while both the certificate or contract and this rider are in force;

(2) completely prevents the totally disabled person from engaging in an occupation for compensation or profit.

During the first 12 months of total disability, "occupation" means the inability to perform the substantial and material duties of the totally disabled person's regular occupation. After 12 months, "occupation" means any job suited to the totally disabled person's education, training, or experience.

TERMINATION
This rider terminates on the 65th birthday of the oldest Participant or Owner, or the 65th birthday of the Annuitant if the Participant or Owner is a nonnatural person.


Signed for the Company to take effect on the date of issue of the certificate or contract.



  /s/ Dean C. Kopperud               /s/ Peggy Ettestad
  --------------------------------   --------------------------------
      Dean C. Kopperud                   Peggy Ettestad


      SENIOR VICE PRESIDENT              SENIOR VICE PRESIDENT

MASTERS+DR-98                                                              42365